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EXHIBIT 5.1

[LETTERHEAD OF PRYOR CASHMAN SHERMAN & FLYNN LLP]

June 14, 2004

Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016

Gentlemen:

        We are acting as counsel to Mack-Cali Realty Corporation, a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-8, File No. 333-            (the "Registration Statement"), as filed by the Company with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 2,500,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share, for delivery under the Mack-Cali Realty Corporation 2004 Incentive Stock Plan (the "Plan").

        We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York, the Maryland General Corporation Law and the laws of the United States of America.

        We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized and, upon issuance in accordance with the Plan, will be legally issued, fully-paid and non-assessable under the laws of the State of Maryland.

        We consent to the use of this opinion as an exhibit to the Registration Statement. This opinion is furnished in connection with the Registration Statement.

        This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Very truly yours,

PRYOR CASHMAN SHERMAN & FLYNN LLP

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